NEWS RELEASE

PARK PLACE ENERGY CORP.

OTCBB:PKPL

November 7, 2013

New Board and Management Team to exploit Vranino Block in Bulgaria

Calgary, Alberta, Canada - Park Place Energy Corp. (“Park Place” or the “Company”) is pleased to announce significant changes to its new board of directors at its recent Annual Shareholder Meeting and the appointment of a new management team.

Highlights of the management changes include the appointment of Scott C. Larsen as President and Chief Executive Officer of the Company. With over 30 years’ experience, Mr. Larsen is an experienced oil and gas executive who was formerly President and CEO of TransAtlantic Petroleum Ltd., which has significant oil and gas exploration activities in Europe, including Bulgaria. Dr. David Campbell will serve as Vice President of Exploration. Dr. Campbell’s background includes serving as Middle East Exploration Manager for Arco, stints with Exxon; he also was instrumental in TransAtlantic Petroleum’s establishment of its initial positions in Turkey, Romania and Morocco. He likewise brings over 30 years of oil and gas exploration experience to the Company. Fran Munchinski has been appointed as Corporate Secretary of the Company. Mr. Munchinski, an attorney with over 28 years’ experience, was most recently senior counsel at Denbury Resources Inc. Taisiia Popova, who holds an MBA from the University of New Brunswick, Canada, will continue to serve as Chief Financial Officer of the Company.

The new four member Board is composed of Dr. Arthur Halleran, a geologist with over 30 years’ experience, most of it internationally, who continues his service on the Board; Ijaz Khan, former general counsel for Kuwait Gulf Oil Company and now Vice President, Special Projects for United Hydrocarbon International Corp.; David M. Thompson, with over 30 years financial experience in the oil and gas industry; and Mr. Larsen, the new President and CEO of the Company.

The Company’s key oil and gas property is the Vranino 1-11 Block, a 98,205 acre block located in the Dobroudja Basin in Bulgaria. The area covered by the Vranino 1-11 Block was extensively drilled as part of a resource assessment of the deep coals from the mid-1960s to the late 1980s. The voluminous data accumulated from this assessment is available to Park Place, which is in the process of gathering and evaluating the data. The Company plans to commence exploration activities on the license area beginning in 2014.

In July 2013, Park Place settled litigation that had kept the Bulgarian license in limbo. The Company completed a private placement in August 2013, raising $1.1 million USD to provide funding for the settlement and interim working capital. Park Place is in the final stages of negotiations with the Bulgarian regulatory authorities and anticipates the formal license agreement will be approved before year end. Park Place currently is exclusively focused on the evaluation and development of the Bulgarian license.

For Further Information, please email: info@parkplaceenergy.com or see the Website: www.parkplaceenergy.com.

Disclaimer: Certain information regarding the Company contained herein may constitute forward-looking statements. These statements may include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact. Although Park Place believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements are subject to certain risks and uncertainties and may be based on assumptions that could cause actual results to differ materially from those anticipated or implied. These risks include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed in Item A of our 2012 10-K. The Company is under no obligation to update or alter any forward-looking statements. Park Place’s forward-looking statements are expressly qualified in their entirety by this cautionary statement.